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                     [CHAMPION ENTERPRISES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE

Investor and Media Contact:

Colleen T. Bauman
Investor Relations
(248) 340-7731

                           CHAMPION MANAGEMENT REPORT

         Auburn Hills, Michigan, March 20, 2001 - The following management report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.

         I am writing today so that shareholders and other interested parties know about the good things happening at Champion, as well as for the industry. This message is the first of several to keep you informed about the progress we're making. I believe that communication is important, particularly during these times.

         Thank goodness that spring is finally here! With the improved weather comes an expected seasonal increase in sales and a new beginning-both needed by Champion and the industry. Consumer traffic has already started to improve.

         For the past five months, the industry had to deal with the seasonal downturn, slowing economy and consequences of prior years' over expansion all at the same time. During this period, industry retail sales appear to be down about 30%, while industry production is off about 40%. With these sales numbers, we're glad to have the winter behind us!

         Here at Champion we continue to balance capacity and inventories with demand. During this quarter, we closed two manufacturing facilities and 30 sales centers. We now have 51 plants operating, having closed 17 facilities since mid-1999. In the past nine months, we've closed 83 retail locations and now have 230 sales centers. As to inventories in our overall distribution, they've dropped about 22% in the past 12 months.

         FIRST QUARTER. As a result of these issues and actions, our sales for the first quarter will be off about 40% to an estimated $320 million. Our loss for the quarter, even before charges related to closed operations, will be in the range of $0.40 to $0.45 per share. In addition, closures will cost us about $7.7 million pre-tax, or about $0.10 per share including $0.07 per share for non-cash fixed asset impairment charges.

         OUR FOCUS. We continue to focus on liquidity and are ahead of our cash plans through February by further reducing working capital, capital expenditures and expenses. On March 1st, our bank credit line increased to $75 million from $45 million previously. Our contingent repurchase obligations continue to drop each month and actual repurchases remain better than expected.



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         I do not like to report losses and impairment charges nor close operations. However, I am encouraged on a number of fronts:

         INDUSTRY BALANCE. After 22 months the industry appears to be substantially back in balance after over expanding in the 90's. Finance companies, retailers and manufacturers have acted responsibly to reduce capacity and inventories, while creating performing consumer loans. Consumer repossessions appear to have recently leveled off. Further, retail inventories have dropped by almost 50,000 homes since mid-1999. Other than for economic uncertainty and potential consumer repossessions, it appears that the industry is almost back in balance. We look forward to the benefits of a stronger, properly sized industry.

         CHAMPION. With the increased retail traffic in January and February and our current national advertising campaign, we're excited for the spring selling season. After seven consecutive quarterly sales declines, we finally expect improvement in the second quarter. Even with a sales upturn, we'll probably have a slight loss in the quarter. We're still concerned about the economy, which makes the last half of the year impossible to predict.

         GENESIS. Our Genesis Homes division, aimed at local builders and their consumers, continues to grow. Last year we sold over 2,000 homes to about 200 local builders and plan to double our sales to builders this year. Our 12 Genesis operations are working with over 1,800 builder prospects nationwide. We're excited about the potential for these custom-designed, high quality homes.

         With the progress we've made, we should benefit quickly from an improving economy and industry. I look forward to the prospect of a better earnings report card in my next message.

                                                      Walt Young


         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 51 homebuilding facilities in 17 states and western Canada and 230 company-owned retail centers in 28 states. Champion's homes are also sold by over 1,000 independent retail locations that have joined either the Champion Home Center or Alliance of Champions retail distribution networks. Further information can be found on the company's website, www.championhomes.net.

         This news release contains certain statements, including statements about future sales, earnings, revenues, and cash flow forecasts, assessments of industry conditions, consumer loan performance and sales estimates, short-term and long-term goals, changes in operating facilities, initiatives to implement change, and marketing strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this management report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.